As filed with the Securities and Exchange Commission on February 21, 2024

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mega Matrix Corp.
(Exact name of registrant as specified in its charter)

Delaware	94-3263974
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

JANUARY 18, 2024 RESTRICTED STOCK UNIT AGREEMENT FOR XIANGCHEN GAO

(Full Title of the Plan)

Yucheng Hu

Chief Executive Officer

c/o Mega Matrix Corp.

3000 El Camino Real, Bldg. 4, Suite 200,

Palo Alto, CA 94306

(Name and Address of Agent for Service)

(650) 340-1888

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

John P. Yung, Esq Lewis Brisbois Bisgaard & Smith LLP 45 Fremont Street, Suite 3000 San Francisco, CA 94105 (415) 362-2580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Small reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This registration statement on Form S-8 (“Registration Statement”) is being filed by Mega Matrix Corp. (“Registrant” or “Company”), to register a total of 1,604,000 shares of its common stock, par value $0.001 per share (“Common Stock”), including (i) 1,580,000 shares of Common Stock issuable under the Mega Matrix Corp. Amended and Restated 2021 Equity Incentive Plan (the “Amended Plan”), and (ii) 24,000 shares of Common Stock issuable upon vesting of outstanding restricted stock units pursuant to the January 18, 2024 Restricted Stock Unit Award granted to the Chief Operating Officer Xiangchen (Steven) Gao.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (“Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 202, filed with the Commission on March 31, 2023 (“Form 10-K”).

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the Commission on May 12, 2023, August 14, 2023, and November 13, 2023, respectively.

(c)	The Registrant’s Current Reports on Form 8-K (excluding Item 7.01) filed with the Commission on January 20, 2023, January 27, 2023, February 15, 2023, March 7, 2023, March 31, 2023, April 17, 2023, May 12, 2023, June 9, 2023, August 9, 2023, August 14, 2023, August 25, 2023, September 22, 2023, November 13, 2023, December 18, 2023, December 20, 2023, December 27, 2023, January 2, 2024, January 8, 2024, January 18, 2024 and January 19, 2024.

(d)	The description of Registrant’s Common Stock titled Description of Securities filed as Exhibit 4(vi) to the Registrant’s Form 10-K.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statement, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Fourth Amended and Restated Bylaws, as amended, provides that the Registrant shall indemnify its directors, officers employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of AeroCentury Corp (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the SEC on October 1, 2021).
4.2	Certificate of Amendment to the Certificate of Incorporation of AeroCentury Corp. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the SEC on December 29, 2021).
4.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of AeroCentury Corp. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the SEC on March 25, 2022)
4.4	Fourth Amended and Restated Bylaws of Mega Matrix Corp. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed with the SEC on December 18, 2023).
4.5	Mega Matrix Corp. Amended and Restated 2021 Equity Incentive Plan (Incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on November 3, 2023).
4.6	Form of Restricted Stock Unit Award Agreement under the 2021 Amended and Restated Equity Incentive Plan between Xiangchen Gao and the Company (Incorporated herein by reference to Exhibit 10.3 to the Registrant’s Report on Form 8-K filed with the SEC on January 19, 2024).
5.1*	Opinion of Lewis Brisbois Bisgaard & Smith LLP
23.1*	Consent of Audit Alliance LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included in signature page hereto).
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on February 21, 2024.

Mega Matrix Corp., a Delaware corporation

By:	/s/ Yucheng Hu
Name:	Yucheng Hu
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURE

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yucheng Hu and Carol Wang, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Yucheng Hu	Chief Executive Officer, President and Director	February 21, 2024
Yucheng Hu	(Principal Executive Officer)

/s/ Qin (Carol) Wang	Chief Financial Officer	February 21, 2024
Qin (Carol) Wang	(Principal Financial and Accounting Officer)

/s/ Jianan Jiang	Director	February 21, 2024
Jianan Jiang

/s/ Qin Yao	Director	February 21, 2024
Qin Yao

/s/ Siyuan Zhu	Director	February 21, 2024
Siyuan Zhu